Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS PROVIDES UPDATES ON AMEX DELINQUENCY LETTER,

STATUS OF ALTA RESTATEMENT, DISCUSSIONS WITH LENDERS, AND ANNUAL MEETING

Culver City, CA — February 1, 2008 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 240,000 HMO enrollees and operates four community hospitals in southern California, today provided an update on the status of the Alta restatement exercise, recent communications from the American Stock Exchange (“AMEX”), the status of discussions with its lenders, and the status of its postponed annual meeting of stockholders.

With regards to the Alta restatement exercise, as previously announced, Prospect’s management, together with the management of Alta, are continuing to work together with their respective independent auditors to complete a review and restatement of Alta’s pre-acquisition audited financial statements for the year ended December 31, 2006.  Prospect expects to file its fiscal 2007 Form 10-K (and Form 8-K/A providing the required financial and other information for the Alta acquisition) by the end of February, and continues to expect that any decrease in Alta’s 2006 pre-tax income will be less than $5 million.

Because of the delays in filing its fiscal 2007 Form 10-K (and Form 8-K/A), the AMEX halted trading in the Company’s common stock, effective January 16, 2008. On January 28, 2008, as expected, the Company received a letter from the AMEX stating that, as a result of these filing delays, the Company is out of compliance with Sections 134 and 1101 of the Amex Company Guide.  In order to maintain its AMEX listing, the Company must submit a plan, by February 28, 2008, outlining steps the Company will take to comply with all AMEX requirements, including submission of the required SEC filings, by no later than April 28, 2008. If the Amex does not accept the Company’s plan, or the Company does not make adequate progress and complete its plan by April 28, 2008, the Amex will initiate delisting proceedings. Prospect management anticipates that it will be able to comply with AMEX’s requirements and deadlines. Until Prospect achieves compliance with the AMEX requirements, its stock trading symbol will be appended with the “.LF” extension.

The aforementioned delays have also resulted in the Company not meeting the required January 28, 2008 deadline for submitting audited fiscal 2007 financial statements, and other compliance information, to its lenders. As such, effective January 29, 2008, the Company is in default on its first and second lien loan agreements, triggering, among other things,  default interest of an additional 2% per annum until the default is cured. The Company is seeking a 60-day forbearance from its lenders to allow the necessary time to complete the Alta restatement, finalize the fiscal 2007 financial statement audit and submit all of the required compliance information to its lenders. Depending on the outcome of the Alta restatement and conclusion of the fiscal 2007 financial statement audit, the Company may also need to seek waivers of covenant violations, and/or loan amendments, relative to certain financial covenants required by the loan agreements. There can be no assurance that such forbearance, waivers and/or loan amendments will be granted.

Finally, in order to allow for the completion of the Alta restatement exercise, the Company decided to postpone its 2007 annual meeting of stockholders, originally scheduled for November 14, 2007. This postponement was considered appropriate given that a stockholder vote relative to the Alta transaction was one key item of business to be conducted at the meeting.  Prospect will convene an annual meeting of stockholders as soon as practicable following the filing of the fiscal 2007 Form 10-K and Alta Form 8-K/A, at which time, proposals originally scheduled to be presented at the postponed November 14, 2007 meeting will be presented for stockholder approval.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  Prospect’s vertically-integrated medical services platform is comprised of Independent Physician Associations (“IPAs”), which contract with HMOs and health care professionals to provide a full range of services to HMO enrollees, and four community-based hospitals.  Prospect’s physician network is comprised of more than 9,000 specialist and primary care physicians, and the Company contracts with most major HMOs in southern California.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 28, 2006, its Form 10-Q filed on August 20, 2007, and those arising from Prospect’s acquisition of Alta, the debt incurred by Prospect in connection with its acquisition of Alta, and any impact on Alta’s historical financial statements that may result from completion of Prospect’s review and analysis of those financial statements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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